Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF

DICERNA PHARMACEUTICALS, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

Dicerna Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) of the DGCL, hereby certifies as follows:

FIRST: Pursuant to Section 151 of the DGCL and the authority granted in the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors of the Company (the “Board”), by resolution duly adopted, authorized the issuance of, and established the voting powers, designations, preferences and relative, participating and other rights, and the qualification, limitations and restrictions of the Redeemable Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (“Redeemable Convertible Preferred Stock”), for which a Certificate of Designation with respect to such Redeemable Convertible Preferred Stock was originally filed with the Secretary of State of the State of Delaware on April 10, 2017 (the “Certificate of Designation”).

SECOND: No shares of Redeemable Convertible Preferred Stock of the Corporation are outstanding and none will be issued subject to the Certificate of Designation governing such Redeemable Convertible Preferred Stock;

THIRD: The Board has duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

“RESOLVED, that none of the shares of Redeemable Convertible Preferred Stock are outstanding and that no shares of Redeemable Convertible Preferred Stock will be issued by the Corporation subject to the Certificate of Designation governing such Redeemable Convertible Preferred Stock; and be it further

RESOLVED, that the appropriate officers of the Corporation, or any one or more of them, are hereby authorized and directed, in the name of and on behalf of the Corporation, to execute and file a Certificate of Elimination of Certificate of Designation of Redeemable Convertible Preferred Stock (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Corporation’s Amended and Restated Certificate of Incorporation, all matters set forth in the Certificate of Designation previously filed with respect to the Redeemable Convertible Preferred Stock of the Corporation, and that the appropriate officers of the Corporation be, or any one or more of them, hereby are, authorized to execute any and all other certificates, agreements and other documents which they may deem necessary or advisable in order to effectuate the elimination of the Redeemable Convertible Preferred Stock, as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL; and be it further

RESOLVED, that, in accordance with the Section 151(g) of the DGCL, upon the effective date of the filing of the Certificate of Elimination, the Amended and Restated Certificate of Incorporation is hereby amended to eliminate all matters set forth in the Redeemable Convertible Preferred Stock Certificate of Designation from the Amended and Restated Certificate of Incorporation, and all shares of Redeemable Convertible Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $0.0001 per share, of the Corporation, without designation as to series.”

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all matters set forth in the Redeemable Convertible Preferred Stock Certificate of Designation are hereby are eliminated from the Amended and Restated Certificate of Incorporation, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this certificate of elimination to be signed by its duly authorized officer on this 29th day of December, 2017.

DICERNA PHARMACEUTICALS, INC.

By:	/s/ Douglas M. Fambrough, III
Name:	Douglas M. Fambrough, III
Title:	President, Chief Executive Officer

[Certificate of Elimination]